EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 10 March 2008 relating to the financial statements and effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 20-F of Unilever PLC and Unilever NV, together the Unilever Group, for the year ended December 31, 2007.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

Rotterdam, The Netherlands, June 20, 2008 PricewaterhouseCoopers Accountants N.V. as auditors of Unilever N.V.

/s/ Prof Dr J A van Manen RA

Prof Dr J A van Manen RA

/s/ PricewaterhouseCoopers LLP
London, United Kingdom as auditors of Unilever PLC
June 20, 2008